Exhibit 99.1

Natera Reports Second Quarter 2017 Financial Results

SAN CARLOS, Calif., August 8, 2017 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a leader in non-invasive genetic testing and the analysis of circulating cell-free DNA, today reported financial results for the second quarter ended June 30, 2017 and provided an update on recent business progress.

Recent Accomplishments & Highlights

•                  Generated total revenues of $53.6 million in the second quarter of 2017 compared to $52.0 million in the second quarter of 2016, and increase of approximately 3% despite the transition to in-network payer contracts for the majority of Natera’s revenue.

•                  Generated gross margins of 36% in the second quarter of 2017 compared to 40% in the second quarter of 2016, and 28% in the first quarter of 2017.

•                  Processed approximately 125,700 tests, including approximately 118,700 tests accessioned in Natera’s laboratory and 7,000 units processed through the Constellation software platform (Constellation units), in the second quarter of 2017, compared to approximately 107,600 tests processed, including approximately 103,800 tests accessioned and 3,800 Constellation units, in the second quarter of 2016, which represents an increase in total units processed of approximately 17%.

•                  Processed approximately 89,400 Panorama tests in the second quarter of 2017 compared to approximately 83,000 Panorama tests processed in the second quarter of 2016, an increase of approximately 8%.

•                  Accessioned approximately 30,700 Horizon carrier screening tests in the second quarter of 2017 compared to approximately 18,800 Horizon carrier screening tests accessioned in the second quarter of 2016, an increase of approximately 63%.

•                  Announced the commercial launch of Signatera, a circulating tumor DNA technology that analyzes and tracks mutations specific to an individual’s tumor, for research use only by oncology researchers and biopharmaceutical companies.

•                  Announced the commercial launch to Ob/Gyn clients of Vistara, a new addition to Natera’s suite of noninvasive prenatal tests. Vistara screens for single-gene mutations and identifies risk for severe conditions that have a combined incidence of roughly 1 in 600.

•                  Entered into a $100 million debt facility with Orbimed Advisors.  Natera intends to make an initial draw of $75 million, and the remaining $25 million is available to draw through 2018. The facility carries an interest rate of LIBOR plus 8.75%, and matures in August 2024.

“We are very pleased with our performance in the second quarter,” said Matt Rabinowitz, Natera’s Chief Executive Officer. “Revenues and gross margins grew substantially over Q1, and we are excited to be launching our RUO cancer platform. The debt financing provides us with the capital we need to pursue our key objectives.”

Second Quarter Ended June 30, 2017 Financial Results

Total revenues were $53.6 million compared to $52.0 million for the second quarter of 2016, an increase of 3%, driven primarily by increased volume of tests processed, partially impacted by reduced average selling price of tests resulting from Natera’s transition to in-network contracts with payers. Tests processed were approximately 125,700 in the second quarter of 2017 compared to approximately 107,600 processed in the second quarter of 2016, including Constellation units, which represents an increase of approximately 17%.  In the three months ended June 30, 2017, Natera recognized revenue on approximately 75,500 tests, of which 54,600 tests were related to Panorama. Forty-eight percent of approximately 75,500 tests were accessioned within the same quarter. Natera recognized revenue on approximately 62,800 tests in the first quarter of 2017, of which 47,000 tests were related to Panorama.  Fifty-one percent of approximately 62,800 tests were accessioned in the first quarter of 2017.

Gross profit for the three months ended June 30, 2017 was $19.1 million, representing a 36% gross margin, compared to $21.0 million, representing a 40% gross margin in the same period of the prior year.* Gross margins declined in the second quarter of 2017 compared to the same period of the prior year primarily due to lower in-network pricing, increased test volumes, and a temporary increase in expenses and material costs caused by increased vendor materials qualification activities during the processing of Version 3 of Panorama tests.

Total operating expenses, representing research and development expenses, and selling, general and administrative expenses, for the three months ended June 30, 2017 were $46.1 million, an increase of 6% compared to $43.5 million in the same period of the prior year. The increase in the three months ended June 30, 2017 over the respective prior period was driven primarily by an increase in personnel-related expenses associated with overall headcount growth, an increase in expenses associated with our clinical trials, higher facility-related expenses as a result of the new lease negotiated for Natera’s corporate headquarters in San Carlos, California.

Loss from operations for the second quarter of 2017 was $27.0 million compared to loss from operations of $22.5 million for the same period of the prior year.

Net loss for the three months ended June 30, 2017 was $27.7 million, or ($0.52) per diluted share, compared to net loss of $23.2 million, or ($0.46) per diluted share, for the same period in 2016. Weighted average diluted shares outstanding were 53.1 million for the second quarter of 2017.

At June 30, 2017, Natera held $103.2 million in cash, cash equivalents, short-term investments, and short-term and long-term restricted cash, compared to $147.6 million as of December 31, 2016. As of June 30, 2017, Natera had an outstanding balance of $50.0 million with accrued interest under its $50.0 million line of credit with UBS at a variable interest rate of 30-day LIBOR plus 65 bps, compared to $49.6 million with accrued interest as of December 31, 2016, due to additional interest accrual of $0.4 million. The line is secured by Natera’s investment portfolio, which is designed to yield higher returns than the borrowing rate Natera incurs to fund current operations.

2017 Financial Outlook

Natera anticipates 2017 total revenue of $210 million to $230 million; 2017 cost of revenues to be approximately 60% to 65% of revenues; selling, general and administrative costs to be approximately $135 million to $140 million; research and development costs to be $45 million to $50 million, and net cash burn to be $65 million to $75 million**. Natera’s research and development investments are intended to enhance its service offering and reduce the cost of goods sold of Panorama and Horizon, as well as technology development, product development, and clinical trials within oncology.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash burn is calculated as the sum of GAAP net cash used by operating activities (estimated for 2017 to be between $60 million and $70 million) and GAAP net purchases of property and equipment (estimated for 2017 to be approximately $5 million).

About Natera

Natera is a genetic testing company that develops and commercializes non-invasive methods for analyzing DNA. The mission of the company is to transform the diagnosis and management of genetic disease. In pursuit of that mission, Natera operates a CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, CA, and it currently offers a host of proprietary genetic testing services primarily to OB/GYN physicians and fertility centers, as well as to genetic laboratories through its cloud-based Constellation™ software platform.

Product offerings include the Spectrum® pre-implantation genetic test for embryo selection during IVF; the Anora® miscarriage test to understand the genetic causes of a pregnancy loss; the Horizon™ carrier screen to detect inherited mutations; the Panorama® non-invasive prenatal test (NIPT) to screen for common chromosomal anomalies in a fetus as early as nine weeks of gestation; and Evercord™, a cord blood and tissue banking service offered at birth to expectant parents.

Each test described has been developed and its performance characteristics determined by the CLIA-certified laboratory performing the test. These tests have not been cleared or approved by the U.S. Food and Drug Administration (FDA). Although FDA does not currently clear or approve laboratory-developed tests in the U.S., certification of the laboratory is required under CLIA to ensure the quality and validity of the tests.

Natera is also applying its unique technologies to develop non-invasive screening and diagnostic tools for earlier detection and improved treatment of cancer. These tests have not been cleared or approved by the U.S. Food and Drug Administration.

Conference Call Information

Event:	Natera’s Second Quarter 2017 Results Conference Call
Date:	Tuesday, August 8, 2017
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(877) 823-0171, Domestic
(617) 500-6932, International
Conference ID:	64581749
Webcast:	investor.natera.com

A webcast replay will be available at investor.natera.com.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding Natera’s current and new products and services, commercial partners, user experience, clinical trials, future financial outlook and financial performance, strategies, and general business conditions. Any forward-looking statements contained in this release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving the financial guidance provided; we derive most of our revenues from Panorama, and if our efforts to further increase the use and adoption of Panorama or to develop new products and services in the future do not succeed, our business will be harmed; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; uncertainty in the development and commercialization of our enhanced or new tests or services, including future cancer products, could materially adversely affect our business, financial condition and results of operations; our quarterly results may fluctuate significantly; we may be unable to compete successfully with either existing or future prenatal testing products or services; our cloud-based distribution model may be difficult to implement, and we may not be able to commercialize this model if we do not comply with ongoing regulatory requirements; implementation of our cloud-based distribution model may negatively impact our financial results and results of operations; we may be subject to increased compliance risks as a result of our rapid growth, including our recent growth in and dependence on our direct sales force; we rely on internal and third-party data centers and platforms to host our laboratory and cloud-based software, and any interruptions of service or failures may impair the operations of our laboratory or the delivery of our cloud-based software and harm our business; if our products do not perform as expected, our operating results, reputation and business will suffer; if we are unable to successfully grow revenues for our products or services in addition to Panorama, our business and result of operations may be adversely affected; the results of our clinical studies may not support the use of our tests, particularly in the average-risk pregnancy population or for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; we may be unable to expand third-party payer coverage and reimbursement for Panorama and our other tests, or we may be required to refund reimbursements already received; and third-party payers may withdraw coverage or provide lower levels of reimbursements due to changing policies, billing complexities or other factors.

Additional risks and uncertainties that could affect Natera’s financial results are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Natera’s most recent quarterly report on Form 10-Q. This is available on Natera’s website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov. Further information on potential risks that could affect actual results will be included in other filings Natera makes with the SEC from time to time.

Contacts

Natera, Inc.

Investor Relations

Mike Brophy, Natera, Inc., 650-249-9091 x1471

mbrophy@natera.com

Barbara Sullivan, Sullivan & Associates, 714-374-6174
bsullivan@sullivanpr.com

Natera, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2017	2016
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$7,138	$15,256
Restricted cash, current portion	764	1,092
Short-term investments	94,988	130,860
Accounts receivable, net of allowance of $1,648 in 2017 and $1,890 in 2016	7,107	13,396
Inventory	7,359	6,414
Prepaid expenses and other current assets	5,748	7,097
Total current assets	123,104	174,115
Property and equipment, net	31,268	32,289
Restricted cash, long term portion	342	342
Other assets	3,711	3,934
Total assets	$158,425	$210,680
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,389	$11,479
Accrued compensation	8,106	11,067
Other accrued liabilities	25,612	19,879
Deferred revenue	669	574
Short-term debt financing	50,022	49,624
Warrants	3,472	3,792
Total current liabilities	98,270	96,415

Deferred rent, net of current portion	9,247	7,789
Total liabilities	107,517	104,204
Stockholders’ equity:
Common stock (2)	6	5
Additional paid in capital	460,906	453,044
Accumulated deficit	(409,541)	(345,848)
Accumulated other comprehensive loss	(463)	(725)
Total stockholders’ equity	50,908	106,476
Total liabilities and stockholders’ equity	$158,425	$210,680

(1)         Derived from audited financial statements as of December 31, 2016.

(2)         As of June 30, 2017, there were 53,208 thousand shares of common stock issued and outstanding.

Natera, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues
Product revenues	$52,276	$51,231	$98,189	$112,367
Licensing and other revenues	1,341	753	2,329	1,519
Total revenues	53,617	51,984	100,518	113,886
Cost and expenses
Cost of product revenues	33,709	30,973	66,797	63,313
Cost of licensing and other revenues	850	—	1,462	—
Research and development	11,786	10,299	24,436	19,058
Selling, general and administrative	34,309	33,227	71,891	63,635
Total cost and expenses	80,654	74,499	164,586	146,006
Loss from operations	(27,037)	(22,515)	(64,068)	(32,120)
Interest expense	(218)	(122)	(401)	(237)
Interest and other (expense) income, net	(413)	(519)	887	516
Loss before income taxes	(27,668)	(23,156)	(63,582)	(31,841)
Income tax expense	(64)	—	(111)	—
Net loss	$(27,732)	$(23,156)	$(63,693)	$(31,841)
Unrealized gain on available-for-sale securities, net of tax	62	548	262	2,359
Comprehensive loss	$(27,670)	$(22,608)	$(63,431)	$(29,482)

Net loss per share:
Basic	$(0.52)	$(0.46)	$(1.20)	$(0.63)
Diluted	$(0.52)	$(0.46)	$(1.20)	$(0.63)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic	53,088	51,445	52,924	50,942
Diluted	53,088	51,445	52,924	50,942